Exhibit 99.2

MARCH 14, 2016 / 5:00 PM EDT, MNKD - Q4 2015 MANNKIND CORP EARNINGS CALL

CORPORATE PARTICIPANTS

Rose Alinaya MannKind - Principal Accounting Officer

Matthew Pfeffer MannKind - CEO

Michael Castagna MannKind - Chief Commercial Officer

CONFERENCE CALL PARTICIPANTS

Brittany Turner JPMorgan - Analyst

Jay Olson Goldman Sachs - Analyst

Adnan Butt RBC Capital Markets - Analyst

Keith Markey Griffin Securities, Inc. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the MannKind Corporation 2015 fourth-quarter and full-year conference call.

(Operator Instructions)

As a reminder, this call is being recorded March 14, 2016.

Joining us today from MannKind are Chief Executive Officer, Matthew Pfeffer; Chief Commercial Officer, Michael Castagna; and Principal Accounting Officer, Rose Alinaya.

I would like to now turn the call over to Ms. Rose Alinaya, Principal Accounting Officer of MannKind Corporation. Please go ahead.

Rose Alinaya - MannKind - Principal Accounting Officer

Good afternoon, and thank you for participating in today’s call.

Before we proceed further, please note that comments made during this call will include forward-looking statements within the meaning of the federal securities laws. It is possible that the actual results could differ from these stated expectations. For factors which would cause actual results to differ from expectations, please refer to the reports filed by the Company with the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

This conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, March 14, 2016. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

. . .

Turning now to the financials, the net loss for 2015 was $368.4 million, including $206.6 million in impairment-related charges, or $0.91 per share, compared to a net loss of $198.4 million, or $0.51 per share, for 2014. Research and development expenses were $29.7 million for 2015, a decline of 70% compared to 2014, largely due to the effects of our restructuring measures in 2015, reduced development expenses resulting from our shift to commercial production of Afrezza, and decreased clinical trial related expenses. R&D expenses for the fourth quarter of 2015 decreased slightly from the third quarter of 2015.

General and administrative expenses were $41 million for 2015, a decline of 48% compared to 2014, primarily due to a decrease in non-cash stock-based compensation, and non-recurrence of professional fees in 2014 associated with the closing of the collaboration and license agreement with Sanofi, and the amendment of the financing facility with Deerfield. G&A expenses for the fourth quarter of 2015 decreased $3.2 million from the third quarter of 2015. Product manufacturing expenses were $51.8 million for the fourth quarter of 2015, related to under-absorbed labor and overhead, and inventory write-offs.

Correspondingly, given the continued lower than expected sales of Afrezza, we assessed the impact of the value and recoverability of our long-lived assets in accordance with accounting guidance. As a result, impairment charges of $206.6 million were recorded in the fourth quarter of 2015, of which $140.4 million related to impairment of fixed assets and $66.2 million related to loss on future purchase commitments, primarily insulin.

Cash and cash equivalents were $59.1 million at December 31, 2015, compared to $32.9 million in the third quarter of 2015. During the fourth quarter of 2015, we received $34.7 million in net proceeds from the sale of stock on the Tel Aviv stock exchange, $2.6 million in payments from Sanofi for product shipments, and $13.6 million in net proceeds from our at-the-market sales facility. We still have $30.1 million available to borrow under the amended loan arrangement with The Mann Group.

We expect G&A to remain relatively flat in 2016 as compared to last year, as a result of our restructuring measures in 2015, offset by an expected increase in professional fees related to the Sanofi termination. We anticipate our overall R&D expenses will decrease in 2016 compared to last year, due to our focused efforts in the transition of the Afrezza rights this year, and minimal incremental cost associated with our development pipeline.

We will incur sales and marketing expenses in 2016, as the sales and marketing efforts transition from Sanofi this year. Product manufacturing expenses are expected to remain relatively flat as compared to last year, due to the Sanofi termination, and the associated transition period, as this year’s production levels should be consistent with last year’s volumes.

And now I turn the call back over to Matt for final comments.

Matthew Pfeffer - MannKind - CEO

Thank you, Rose.

The most noteworthy financial event in the fourth quarter was clearly the impairment charges recognized as the results of the continued slow sales of Afrezza by Sanofi through the end of the year, which culminated in their decision to return the product to MannKind.

As a consequence, we wrote down our Danbury manufacturing facility, and wrote off essentially all of our raw material and finished goods inventory, including some components not even yet received, but for which we have purchase commitments. These non-cash write-downs will have a positive effect, ironically, on our P&L going forward, as they will reduce overhead and material costs associated with future product manufacture.

While the results of 2015 were well short of our expectations, as we talked about in our earnings release, we are looking forward to the next 12 months with optimism and great excitement. With Afrezza expected to be back under our control next month, we are all enthusiastic about the opportunity to launch a lean, focused, commercial effort that highlights the differentiating qualities of our product.

…

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

2